Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Apollo Medical Holdings, Inc.

Glendale, California

We hereby consent to the use in the joint proxy statement/prospectus constituting a part of this Registration Statement of our report dated June 29, 2017, relating to the consolidated financial statements of Apollo Medical Holdings, Inc. (“Company”), which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Los Angeles, California

November 8, 2017